August 8, 2012

Cytori Provides Business Update and Reports Second Quarter and First Half 2012 Results

SAN DIEGO--During the second quarter and first half of 2012, Cytori Therapeutics (NASDAQ: CYTX) made key advancements in its cardiac cell therapy pipeline, achieved important commercial and regulatory milestones, carefully managed its financial resources and remained on plan to achieve $9 million in revenue for the year. The Company has achieved or made measurable progress in the following milestones, year-to-date:

Clinical Pipeline

•
Received approval from the FDA to begin the U.S. ATHENA IDE trial for chronic myocardial ischemia in refractory heart failure patients. Patient screening is active and the first patient is expected to be treated shortly;

•	Published positive six month outcomes from the APOLLO heart attack trial in the Journal of the American College of Cardiology;

Commercial Business

•	Expanded Celution® CE Mark certification to include broader wound healing and ischemia related indications-for-use;

•	Received regulatory approval for Celution® in Russia and Croatia and obtained multiple additional Puregraft® approvals worldwide;

•	Applied for formal approval of the Celution® System for breast reconstruction from the Medical Technology Assessment Committee in the U.K;

•	Published positive 12 month outcomes from the RESTORE 2 trial in the European Journal of Surgical Oncology;

•	Advanced negotiations to expand our Celution® CE Mark into cardiovascular and ischemic indications;

Operations & Financial Performance

•	Reduced net cash used in operating activities in the first half of 2012 compared to the first half of 2011, with related reductions in sales, general and administrative expenses;

•	Received a U.S. composition patent for soft tissue defects and a U.S. device patent for accelerating the healing of wounds;

•	Made tangible progress in several of our active partnership opportunities;

“Our cardiovascular disease pipeline progressed in the first half of 2012,” said Christopher J. Calhoun, chief executive officer for Cytori Therapeutics. “In the U.S., our refractory heart failure trial (ATHENA) is actively screening patients, our EU acute heart attack trial (ADVANCE) protocol has been revised and is back in front of key regulators, and progress has been made in leveraging our cardiovascular clinical data to expand our European market access. We are also broadening our global footprint of approvals and indications-for-use, which directly expands our access to new markets and presents commercial opportunities which can be addressed with existing resources. Lastly, we continued to improve operations by lowering our quarterly cash utilization rate, while maintaining our investment in clinical development and remaining on plan to achieve 2012 revenue guidance.”

Financial Results

Total revenues were $4.4 million and $5.9 million for the second quarter and first half of 2012, respectively, which includes $2.4 million in development revenue recognized in the second quarter of 2012. This compares to $2.4 million and $5.0 million for the same periods of 2011, respectively, which includes $1.2 million in development revenue recognized in the first quarter of 2011.

Product revenues were $1.9 million and $3.4 million for the second quarter and first half of 2012, compared with $2.4 million and $3.8 million for the same periods in 2011.  Gross profit was $0.9 million and $1.5 million for the second quarter and first half of 2012, compared to $1.3 million and $1.8 million for the second quarter and first half of 2011, respectively. As previously reported, product sales will be weighted toward the second half of 2012, due in part to realizing the impact of new country approvals and expanded indications-for-use mentioned above.

Research and development expenses remained relatively stable at $3.2 million and $6.0 million for the second quarter and first half of 2012, compared to the same periods in 2011. In contrast, sales, general and administrative expenses were reduced to $6.4 million and $12.7 million in the second quarter and first half of 2012, a decrease of 19% and 13%, respectively, compared to the same periods in 2011.  This improvement was achieved in part by targeted reductions in headcount and external consulting costs.

Net loss was $7.9 million, or ($0.13) per share, and $17.2 million, or ($0.30) per share, for the second quarter and first half of 2012, respectively. This compares to $5.1 million, or ($0.10) per share, and $17.2 million, or ($0.33) per share for the second quarter and first half of 2011, respectively. Net loss for the second quarter and first half of 2011 includes non-cash credit of $5.2 million and $2.1 million respectively related to the change in the fair value of warrant and option liabilities compared to non-cash expense of $0.7 million and $0.6 million for the same periods in 2012. At the end of the second quarter of 2012, Cytori had $25.8 million in cash and cash equivalents and $2.0 million in accounts receivable, net of reserves.

Management Conference Call Webcast and Shareholder Letter Information

Cytori will host a management conference call at 5:00 p.m. Eastern Time today to further discuss the company’s progress. The webcast will be available live and by replay two hours after the call and may be accessed under "Webcasts" in the Investor Relations section (http://ir.cytori.com) of Cytori's website. If you are unable to access the webcast, you may dial in to the call at +1.866.791.6247, Passcode: 4549443. More details on our business are contained in the ‘August 2012 Shareholder Letter' posted on the homepage of our Investor Relations website.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects.  Our scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® system product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position, such as the successful initiation of the ATHENA clinical trial of the Company’s Celution® system for chronic myocardial ischemia, our efforts to expand our CE Mark, achieve our revenue projection for 2012, and execute a commercialization partnership agreement. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include clinical and regulatory uncertainties, such as those associated with the ATHENA clinical trial, including risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, and other risks and uncertainties described under "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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Contact:
Investors                                                      Media
Tom Baker                                           Megan McCormick
tbaker@cytori.com                                                      mmccormick@cytori.com
+1.858.875.5258                                                      +1.858.875.5279

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of June 30, 2012	As of December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$25,771,000	$36,922,000
Accounts receivable, net of reserves of $220,000 and of $474,000 in 2012 and 2011, respectively	1,983,000	2,260,000
Inventories, net	3,108,000	3,318,000
Other current assets	1,115,000	837,000

Total current assets	31,977,000	43,337,000

Property and equipment, net	2,255,000	1,711,000
Restricted cash and cash equivalents	350,000	350,000
Investment in joint venture	164,000	250,000
Other assets	1,755,000	1,772,000
Intangibles, net	81,000	192,000
Goodwill	3,922,000	3,922,000

Total assets	$40,504,000	$51,534,000

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$5,066,000	$5,334,000
Current portion of long-term obligations	7,338,000	2,487,000

Total current liabilities	12,404,000	7,821,000

Deferred revenues, related party	1,107,000	3,520,000
Deferred revenues	5,296,000	5,244,000
Warrant liability	1,008,000	627,000
Option liability	2,100,000	1,910,000
Long-term deferred rent	600,000	504,000
Long-term obligations, net of discount, less current portion	17,441,000	21,962,000

Total liabilities	39,956,000	41,588,000

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2012 and 2011	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 58,706,856 and 56,594,683 shares issued and outstanding in 2012 and 2011, respectively	59,000	57,000
Additional paid-in capital	260,146,000	252,338,000
Accumulated deficit	(259,657,000)	(242,449,000)

Total stockholders’ equity	548,000	9,946,000

Total liabilities and stockholders’ equity	$40,504,000	$51,534,000

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Product revenues	$1,947,000	$2,411,000	$3,427,000	$3,773,000

Cost of product revenues	1,032,000	1,109,000	1,885,000	1,950,000

Gross profit	915,000	1,302,000	1,542,000	1,823,000

Development revenues:
Development, related party	2,413,000	—	2,413,000	1,231,000
Research grant and other	16,000	11,000	19,000	15,000
	2,429,000	11,000	2,432,000	1,246,000
Operating expenses:
Research and development	3,224,000	3,071,000	6,060,000	6,118,000
Sales and marketing	2,581,000	3,716,000	4,956,000	6,942,000
General and administrative	3,788,000	4,147,000	7,712,000	7,692,000
Change in fair value of warrant liability	251,000	(5,649,000)	381,000	(2,178,000)
Change in fair value of option liability	460,000	400,000	190,000	110,000

Total operating expenses	10,304,000	5,685,000	19,299,000	18,684,000

Operating loss	(6,960,000)	(4,372,000)	(15,325,000)	(15,615,000)

Other income (expense):
Interest income	1,000	1,000	2,000	4,000
Interest expense	(860,000)	(696,000)	(1,726,000)	(1,434,000)
Other income (expense), net	(27,000)	(15,000)	(73,000)	(62,000)
Equity loss from investment in joint venture	(37,000)	(56,000)	(86,000)	(102,000)

Total other income (expense)	(923,000)	(766,000)	(1,883,000)	(1,594,000)

Net loss	$(7,883,000)	$(5,138,000)	$(17,208,000)	$(17,209,000)

Basic and diluted net loss per common share	$(0.13)	$(0.10)	$(0.30)	$(0.33)

Basic and diluted weighted average common shares	58,676,092	52,411,642	58,080,541	52,204,348

CYTORI THERAPEUTICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(17,208,000)	$(17,209,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	453,000	400,000
Amortization of deferred financing costs and debt discount	470,000	471,000
Provision for doubtful accounts	19,000	235,000
Change in fair value of warrants	381,000	(2,178,000)
Change in fair value of option liabilities	190,000	110,000
Share-based compensation expense	1,977,000	1,721,000
Equity loss from investment in joint venture	86,000	102,000
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	258,000	(623,000)
Inventories	210,000	(513,000)
Other current assets	(278,000)	(15,000)
Other assets	17,000	(905,000)
Accounts payable and accrued expenses	(268,000)	92,000
Deferred revenues, related party	(2,413,000)	(1,231,000)
Deferred revenues	52,000	35,000
Long-term deferred rent	96,000	(24,000)

Net cash used in operating activities	(15,958,000)	(19,532,000)

Cash flows from investing activities:
Purchases of property and equipment	(886,000)	(433,000)

Net cash used in investing activities	(886,000)	(433,000)

Cash flows from financing activities:
Principal payments on long-term obligations	(140,000)	(2,230,000)
Proceeds from exercise of employee stock options	951,000	2,756,000
Proceeds from sale of common stock	4,946,000	—
Costs from sale of common stock	(64,000)	—

Net cash provided by financing activities	5,693,000	526,000

Net decrease in cash and cash equivalents	(11,151,000)	(19,439,000)

Cash and cash equivalents at beginning of period	36,922,000	52,668,000

Cash and cash equivalents at end of period	$25,771,000	$33,229,000